Exhibit 9(a)(ix)

                                LETTER AGREEMENT

                           SSgA Special Small Cap Fund
                  SSgA International Growth Opportunities Fund
                            SSgA High Yield Bond Fund

                      Transfer Agency and Service Agreement

April 28, 1998



State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110


Ladies and Gentlemen:

Pursuant to Article 8 of the Transfer Agency and Service Agreement between the SSgA Funds and State Street Bank and Trust Company, dated as of April 11, 1988, as amended, the SSgA Funds advise you that it is creating three new series to be named SSgA Special Small Cap Fund, SSgA International Growth Opportunities Fund, and SSgA High Yield Bond Fund (collectively, the "Funds"), and that the SSgA Funds desires State Street Bank and Trust Company to serve as Transfer Agent with respect to the Funds pursuant to the terms and conditions of the Transfer Agency and Service Agreement.

Notwithstanding anything to the contrary in Article 7, the initial term of the Transfer Agency and Service Agreement with respect to the Funds shall be until April 12, 1998.

Please acknowledge your acceptance of acting as Transfer Agent to the Funds by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS


By: /s/ Lynn L. Anderson
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    Lynn L. Anderson
    President

ACKNOWLEDGED AND ACCEPTED
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State Street Bank and Trust Company


By:        /s/
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Its:
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